EXHIBIT 23.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated June 29, 2021 in Amendment No. 1 to the Registration Statement (No. 333-261530) on Form S-1 and related Prospectus of NaturalShrimp Incorporated for the years ended March 31, 2021 and 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

February 25, 2022

Turner, Stone & Company, L.L.P. Accountants and Consultants 12700 Park Central Drive, Suite 1400 Dallas, Texas 75251 Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665 Toll Free: 877-853-4195

Web site: turnerstone.com	INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS